SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

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[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                          REGENT ASSISTED LIVING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                          REGENT ASSISTED LIVING, INC.

                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 2, 1998


To Our Shareholders:

     The Annual Meeting of Shareholders of Regent Assisted Living, Inc. (the "Company") will be held at 10:30 a.m. on Tuesday, June 2, 1998, at the U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, for the following purposes:

     1. Electing three directors of the Company for a term of three years; and

     2. Transacting such other business as may properly come before the meeting.

     Only holders of the Company's Common and Preferred Stock at the close of business on Wednesday, April 22, 1998, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. A list of shareholders entitled to vote at the meeting will be available for examination by shareholders at the time and place of the meeting and, on or after May 1, 1998, at the offices of the Secretary of the Company, Suite 1000, 121 S.W. Morrison Street, Portland, Oregon.

                                       By Order of the Board of Directors,



                                       David R. Gibson
                                       Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Portland, Oregon
April 30, 1998

                          REGENT ASSISTED LIVING, INC.
                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204

                       ----------------------------------
                                 PROXY STATEMENT

                       1998 Annual Meeting of Shareholders
                       ----------------------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Regent Assisted Living, Inc. (the "Company") of proxies to be voted at the 1998 Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. on Tuesday, June 2, 1998, at U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors and in the discretion of the persons named in the proxy on such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to beneficial owners of stock. This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to shareholders on or about April 30, 1998.

                                     VOTING

     Holders of record of the Company's Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred Stock") at the close of business on Wednesday, April 22, 1998, will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 4,633,000 shares of Common Stock, and 1,283,785 shares of Series A Preferred Stock, outstanding and entitled to vote. As of that date, there were also 382,882 shares of the Company's Series B Preferred Stock ("Series B Preferred Stock") outstanding, which shares are not entitled to vote on the matters expected to be presented at the Annual Meeting and are entitled to vote only on specific categories of matters as set forth in the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"). On those matters on which the holders of Series B Preferred Stock are entitled to vote, they vote together with the holders of the Common Stock and the Series A Preferred Stock as a single class. Pursuant to the Restated Articles, the shares of Common Stock are each entitled to one vote and the shares of Series A Preferred Stock are each entitled to 1.0909 votes. The Common Stock and Series A Preferred Stock vote as a single class on the matters expected to be presented at the Annual Meeting. A majority of the votes entitled to be cast by the holders of Common Stock and Series A Preferred Stock, or 3,016,747 votes, will constitute a quorum to act on the matters expected to be presented at the Annual Meeting.

     Shareholders are not entitled to cumulative voting in the election of directors or on any other matter submitted to the shareholders for approval. Abstentions and broker non-votes will be counted in determining whether a quorum is present, but will not be counted either for or against a proposal at issue. Walter C. Bowen, Chairman of the Board, President and Chief Executive Officer of the Company, owns 3,174,700 shares of the Company's Common Stock, representing
52.6 percent of the votes entitled to be cast at the meeting, and he has indicated that he intends to be present at the meeting and to vote in favor of each of the matters to be considered at the meeting. Accordingly, the Company believes that the election of each of the nominees for director set forth below is assured.

PROPOSAL 1. Election of two directors of the Company for a term of three years.

     The Board of Directors is comprised of eight directors pursuant to the Company's Bylaws. The directors are divided into three classes: Class I which is comprised of two directors; Class II which is comprised of three directors; and Class III which is comprised of three directors. Three directors are to be elected at the upcoming Annual Meeting of Shareholders to fill all of the directorships in Class II. Thereafter, the term of office of Class II will expire at the 2001 annual meeting of shareholders. The term of office of Class I will expire at the 2000 annual meeting of shareholders and the term of office of Class III will expire at the 1999 annual meeting of shareholders.

     Under Oregon law, if a quorum of shareholders is present at the 1998 Annual Meeting, the three nominees for election of directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

     If any nominee is unable or unwilling to stand for election, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for another nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR each of the nominees named below.

     Peter J. Brix has served as a director of the Company since December 1995. Mr. Brix is President of Hayden Investment Corporation, a refined fuel distributor, and has served in that role since 1963. Mr. Brix is a director of Centennial Bancorp, an Oregon bank.

     Stephen A. Gregg is a former hospital administrator and began serving as a director of the Company on December 16, 1996. Mr. Gregg was the founder and chief executive officer of The Ethix Corporation, a managed care company serving approximately 5,000,000 members nationwide, prior to its sale in 1994. Mr. Gregg is currently a principal of The Alternare Group, a company focusing on the organization and delivery of alternative medicine services.

     Martha L. Robinson is a Managing Director of Cornerstone Equity Investors, L.L.C. Prior to Cornerstone's formation in December, 1996, Ms. Robinson served as Vice President of Prudential Equity Investors, Inc. Ms. Robinson formerly served on the Board of Directors of Coventry Corporation, Total Pharmaceutical Care, and Earth Technology Corporation and currently serves on the Board of Directors of several private companies, including Specialty Hospitals of America, Inc. and Guardian Care, Inc. Ms. Robinson became a director of the Company in December 1996 as a result of the purchase by Prudential Private Equity Investors III, L.P. ("PPEI") of $10 million of the Company's Preferred Stock. Coincident with that transaction, PPEI, the Company, and Mr. Bowen entered into a Stockholders Agreement that provides, among other things, that PPEI is entitled to nominate two persons for election to the Board of Directors and Mr. Bowen, if he reasonably approves of such candidates, shall support their candidacy. Accordingly, Ms. Robinson was elected in December 1996 to serve the remainder of a one-year term left vacant by a resignation from the Board of Directors.

     The following table sets forth certain information about each of the Company's Directors, including the three nominees.

          Name                        Age      Class and  Term    Director Since
--------------------------            ---      ---------------    --------------

Nominees:

    Peter J. Brix (3)                  61      (Class II, 1998)   December 1995
    Stephen A. Gregg (1)(4)            53      (Class II, 1998)   December 1996
    Martha L. Robinson(1)(3)(4)        42      (Class II, 1998)   December 1996


Directors whose terms continue:

    Dana J. O'Brien (1)(2)(4)          42      (Class I,  2000)   December 1996
    Steven L. Gish (3)                 39      (Class I,  2000)   August 1995
    Walter C. Bowen(1)(2)              55      (Class III, 1999)  March 1995
    Marvin S. Hausman, MD              56      (Class III, 1999)  March 1996
    Gary R. Maffei (2)(4)              53      (Class III, 1999)  December 1995

    (1)  Member of Executive Committee
    (2)  Member of Compensation Committee
    (3)  Member of Audit Committee
    (4)  Member of Conflicts Committee

Directors whose terms continue:

Class I:

     Steven L. Gish has served as Chief Financial Officer, Treasurer, Secretary, and Assistant Secretary in addition to serving as a Director of the Company, since August 1995. In 1991 Mr. Gish became the Controller of the group of companies and businesses (the "Bowen Companies"), including the predecessor of the Company, owned or controlled by Walter C. Bowen, the founder, President, and majority shareholder of the Company. Prior to that time, Mr. Gish served as Treasurer and Controller of McCormick and Baxter Creosoting Company, an industrial wood preserving company.

     Dana J. O'Brien is a Senior Managing Director of Cornerstone Equity Investors, L.L.C., a New York based investment firm formed in December 1996 to provide investment management services to several investment funds. Cornerstone is the investment advisor to Prudential Private Equity Investors III, L.P., the holder of all of the Company's issued and outstanding Series A and Series B Preferred Stock. During the five year period preceding December 1996, Mr. O'Brien served as Executive Vice President of Prudential Equity Investors, Inc., an investment management firm. Mr. O'Brien currently serves on the Board of Directors of several private companies, including Specialty Hospitals of America, Inc. and Guardian Care, Inc. Mr. O'Brien became a director of the Company in December 1996.


Class III:

          Walter C. Bowen has served as Chairman of the Board, Chief Executive Officer and President and a director of the Company since its formation in March 1995. Mr. Bowen has been involved in the development, ownership, and management of assisted living facilities since 1986, and has devoted a majority of his time to the ownership and operation of those facilities over the past five years. Mr. Bowen has also been the Chief Executive Officer of the Bowen companies since their formation.

          Marvin S. Hausman, M.D. has served as a director of the Company since March 1996. Since 1992, Dr. Hausman has served as a consultant to the pharmaceutical industry and since 1995 he has been President of Northwest Medical Research Partners, Inc., a company engaged in evaluating biopharmaceutical technologies and medical devices. Prior to 1992, Dr. Hausman was a practicing urologist and was on the clinical faculty of the U.C.L.A. Medical Center and an attending physician at the Cedars-Sinai Medical Center in Los Angeles, California. Dr. Hausman was a co-founder and is currently a director of Medco Research, Inc., a pharmaceutical research and development company.

          Gary R. Maffei has served as a director of the Company since December 1995. Mr. Maffei is currently a Vice President of the Merlo Corporation, a private investment company, and the Harry Merlo Foundation, Inc., a charitable organization. From 1973 until joining these companies in 1996, Mr. Maffei was the Director of Human Resources for Louisiana Pacific Corporation, a forest products company.

Information on Committees of the Board of Directors and Meetings

     During 1997, there were six meetings of the Board of Directors, and all Board members attended at least 75 percent of the meetings of the Board of Directors and each committee of which he or she was a member. The Board of Directors also took action by unanimous written consent, in accordance with the Company's Bylaws, on one occasion in 1997.

     The Company's Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, and Conflicts Committee. The Company has no Nominating Committee and the full Board of Directors selects nominees for election as directors.

     The Executive Committee acts on all matters requiring consideration by the Board in the interim period between regular and special Board meetings. The Executive Committee currently consists of Ms. Robinson and Messrs. Bowen, Gregg, and O'Brien. The Executive Committee took action by written consent on three occasions in 1997.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1995 Stock Incentive Plan, and recommends policies relating to benefit plans. The Compensation Committee currently consists of Mr. Bowen and two independent directors, Messrs. O'Brien and Maffei. In 1997, the Compensation Committee met twice and took action once by written consent.

     The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit, reviews management's evaluation of the Company's system of internal controls, and reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. The Audit Committee will also review at least annually reimbursement of costs by the Company and the other Bowen Companies pursuant to the Administrative Services Agreement. See "Certain Relationships and Related Party Transactions." The Audit Committee currently consists of Mr. Gish and two independent directors, Ms. Robinson and Mr. Brix. The Audit Committee met once in 1997.

     The Conflicts Committee, consisting of four independent directors, is responsible for considering for approval on behalf of the Board of Directors all transactions between the Company and any officer or director of the Company or any entity in which such officer or director has an equitable or beneficial interest. The Conflicts Committee currently consists of Ms. Robinson and Messrs. O'Brien, Gregg, and Maffei. The Conflicts Committee met twice in 1997 and took action twice by written consent.

Compensation of Directors

     The Company will pay each non-employee director $500 for attendance in person at each meeting of the Board of Directors or of any committee held on a day on which the Board of Directors does not meet. In addition, the Company will reimburse the directors for travel expenses incurred in connection with their activities on behalf of the Company.

     Each non-employee member of the Board of Directors of the Company will automatically be granted an option to purchase 2,000 shares of Common Stock when that person becomes a director. Each non-employee director will also be automatically granted an option to purchase 2,000 additional shares of Common Stock in each subsequent calendar year that the director continues to serve in that capacity. The exercise price for all automatic grants to non-employee directors will be the closing sales price of the Common Stock on the business day immediately preceding the date of grant.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Bowen holds a 99 percent general partnership interest in the Regency Park Apartments Limited Partnership ("Regency Partnership"), an Oregon limited partnership from which the Company leases its Regency Park community located in Portland, Oregon. Mr. Bowen also holds a 99 percent ownership interest in Sterling Park, L.L.C., a Washington limited liability company from which the Company leases its Sterling Park community located in Redmond, Washington. Mr. Bowen's minor children hold the remaining one percent interest in the Regency Partnership and Sterling Park, L.L.C. As a result, Mr. Bowen may be deemed to receive the portion of the lease payments remaining after service of the debt to which the properties are subject. For 1997, these lease payments were $1,290,000 for Regency Park and $1,486,248 for Sterling Park.

     The Company is the manager of Park Place, an assisted living facility owned by Northwest Retirement Housing Income Fund III, an Oregon limited partnership ("Northwest III"). Mr. Bowen and Bowen Financial Services Corp. ("Bowen Financial"), an Oregon corporation wholly owned by Mr. Bowen, are the general partners of and together own a 1.85 percent interest in Northwest III. The Company will receive a management fee from Northwest III equal to five percent of its gross revenues related to Park Place, which amount was $151,793 for 1997.

     Bowen Development Company, which is wholly owned by Mr. Bowen, completed construction of three of the Company's new communities in 1997 and completed an additional four communities during the first quarter of 1998. Additionally, Bowen Development Company has contracts to complete six more communities during 1998. Pursuant to the construction contracts with the Company, Bowen Development Company is entitled to "contractor's profit and overhead" on each of these projects on a percentage-of-completion basis, as well as the reimbursement of expenses directly incurred by Bowen Development Company in connection with the construction of these communities. Total "contractor's profit and overhead" to be paid to Bowen Development Company on these contracts is five percent of the direct construction costs for the first five projects and three percent of the direct construction costs for the next seven projects. Bowen Development Company earned approximately $1,058,000 for contractor's profit and overhead in 1997. Bowen Development Company has also contracted to build one of the Company's communities for a fixed price. Each of these contracts was approved by the Company's independent directors.

     The Company believes that each of the foregoing transactions was on terms no less favorable to the Company than could have been obtained from unaffiliated parties in arm's-length transactions; however, there can be no assurance that such is the case.

     The Company and the Bowen Companies are all controlled by Mr. Bowen. Certain executive officers of the Company, including Messrs. Bowen and Gish, and David R. Gibson, the Company's Vice President for Corporate Affairs, General Counsel and Secretary, fulfill similar executive functions for other Bowen Companies and spend significant amounts of time on the business of other Bowen Companies. The Company provides management and administrative services to, and from time to time may obtain services or the use of certain equipment from, certain of the Bowen Companies pursuant to an Administrative Services Agreement. Under that agreement, the Bowen Companies and the Company reimburse each other for the actual cost of services received under the Administrative Services Agreement. The Company believes that the sharing of executive management and other resources (such as data processing, accounting, legal, financial, tax, treasury, risk management and human resources) provides benefits to the Company by giving it access to a level of experience and expertise that can only be supported by a larger organization. The Administrative Services Agreement is cancelable by any party, including the Company, on 60 days' notice. Pursuant to the terms of the Administrative Services Agreement, reimbursement of costs will be reviewed at least annually by the Audit Committee of the Board of Directors.

     The Administrative Services Agreement requires the Bowen Companies to offer first to the Company any opportunities received by or originated with the Bowen Companies relating to the assisted living business. The Administrative Services Agreement also requires all transactions between the Company and one of the Bowen Companies to be on an arm's length basis containing terms no less favorable to the Company than could have been obtained from an unrelated third party and requires any such transaction to be approved by a majority of the Company's directors unaffiliated with the Bowen Companies. In 1997, Regent charged the Bowen Companies $351,000 under the Administrative Services Agreement.

     As of April 15, 1998, the Company has entered into seven construction loan agreements in an aggregate amount of $37,795,682 for the construction of its Kenmore, Bakersfield, Austin, Tucson, Henderson, Roseville, and Vacaville communities. Repayment of each of these loans and performance of the covenants set forth in each loan is personally guaranteed by Mr. Bowen. Furthermore, the Company has obtained from commercial banks letters of intent or other indications of intent to make loans for the construction of up to five the Company's stand alone Alzheimer's care facilities, in a maximum amount of $15,000,000. Each of these loans will also require the personal guaranty of Mr. Bowen.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth, for the fiscal years ended December 31, 1997, 1996, and 1995 compensation information with respect to the Company's Chief Executive Officer, Executive Vice President of Acquisitions and Development, and Chief Operating Officer. In addition, the executives named below are the only executive officers of the Company whose compensation from the Company exceeded $100,000 during fiscal year 1997.

                          Summary Compensation Table(1)

                               Annual Compensation

                                                                 Other Annual
Name and Principal Position        Year(2)   Salary     Bonus    Compensation(3)
---------------------------        -------   ------     -----    ---------------

Walter C. Bowen                    1997      $200,000   $ 25,000    $ 3,000
     Chairman of the Board         1996      $200,000   $  -0-      $ 3,000
     Chief Executive Officer       1995      $200,000   $  -0-      $ 3,432
     and President

James W. Ekberg                    1997      $125,000   $  -0-      $ 3,300
     Executive Vice President of   1996      $100,000   $10,000     $ 3,300
     Acquisitions and Development  1995      $(4)       $  --       $  --

Eric W. Jacobsen                   1997      $115,000   $  -0-      $ 3,750
     Chief Operating Officer       1996      $100,000   $10,000     $ 3,000
                                   1995      $ 77,083   $45,437     $ 2,646(5)

(1) Mr. Bowen and other executive officers of the Company (exclusive of Messrs. Ekberg and Jacobsen) fulfill similar executive functions for certain of the Bowen Companies. A portion of the salary expense for these officers is reimbursed to the Company pursuant to the Administrative Services Agreement. The salary amounts in the table above represent the net compensation paid by the Company to Mr. Bowen after reimbursement by the Bowen Companies for time spent by Mr. Bowen on their businesses.

(2) The Company became a reporting company under the Securities Exchange Act of 1934 during the fiscal year ended December 31, 1995.

(3) Represents the amount of a contribution by the Company to the officers' 401(k) plan account.

(4)  Not material for reporting purposes.

(5) Does not include an option to purchase 85,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 per share, granted to Mr. Jacobsen by Mr. Bowen in 1995.


     Stock Option Grants in Fiscal 1997. The following table sets forth information concerning individual grants of stock options made by the Company during fiscal 1997 to each of the officers of the Company named in the Summary Compensation Table.

                        Option Grants in Fiscal Year 1997

                                Individual Grants

                      Number of    Percent of
                      Securities   Total Options
                      Underlying   Granted to        Exercise
                      Options      Employees in      Price Per     Expiration
Name                  Granted(1)   Fiscal Year(2)    Share         Date (3)
----                  ----------   --------------    ---------     --------

Walter C. Bowen         --           --                 --             --
James W. Ekberg       75,000(4)                       $3.00        12/16/2005
                      25,000(5)      45.1%(6)         $4.875       12/16/2005
Eric W. Jacobsen      75,000(4)      33.9%            $3.00        12/16/2005

(1) These options were granted pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"). See "Description of 1995 Stock Incentive Plan."

(2) In fiscal 1997, the Company granted to employees options to purchase an aggregate of 221,500 shares under the Plan and this number was used in calculating the percentages set forth in this column. Of this number, options to purchase 180,000 shares were issued in exchange for a voluntary termination of a corresponding number of options issued to employees in connection with the Company's December 1995 initial public offering.

(3) Options granted under the Plan generally expire on the tenth anniversary of the date of grant. See "Description of 1995 Stock Incentive Plan" regarding earlier expiration due to termination of employment.

(4) This option was exercisable 40 percent upon the grant date and 20 percent on each of the first three anniversaries of the date of grant.

(5) This option was exercisable 20 percent upon the grant date and 20 percent on each of the first four anniversaries of the date of grant.

(6)  Constitutes an aggregate of both option grants.

     Option Exercises in 1997 and Fiscal Year-End Option Values. The following table sets forth information (on an aggregated basis) concerning the fiscal year-end value of unexercised options held by each of the officers of the Company named in the Summary Compensation Table. None of the officers named below exercised any stock options during fiscal 1997.

                          Fiscal Year-End Option Values

                                                                               Value of Unexercised
                    Acquired                    Number of Unexercised            In-the-Money
                       on        Value          Options at Year-End         Options at Year-End(1)
Name                Exercise    Realized     Exercisable Unexercisable    Exercisable Unexercisable
----                --------    --------     ----------- -------------    ----------- -------------

Walter C. Bowen        --          --             --          --              --           --
James W. Ekberg        --          --          40,000(2)    85,000        $86,875       $141,250
Eric W. Jacobsen       --          --          35,000(3)    65,000        $91,250       $158,750
--------------------------

(1) Options are "in-the money" if the fair market value of the underlying securities on that date exceeds the exercise price of the option. The amount set forth represents the difference between the fair market value of the securities underlying the options on December 31, 1997 based on the last sale price of $5.75 per share of Common Stock on the date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of options.

(2) Does not include an option to purchase 50,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Ekberg by Mr. Bowen in 1995.

(3) Does not include an option to purchase 85,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Jacobsen by Mr. Bowen in 1995.

     Employment Agreements. Each officer of the Company has entered into an employment agreement with the Company. The employment agreement for all officers other than Mr. Gibson expires in December 2000. Mr. Gibson's employment agreement expires in March 2001. The agreements generally entitle the officer to benefits customarily provided by the Company and provide for a base salary and eligibility for a bonus. The Company may terminate any officer without cause by making to such officer a cash payment equal to one year's base salary at the rate in effect at the time of termination. Any officer may terminate his employment upon 60 days' prior written notice. In addition, each officer has entered into a restrictive covenant agreement containing noncompetition and nondisclosure provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of April 15, 1998, with respect to the beneficial ownership of the Company's Common Stock by each director or nominee for director, by each executive officer of the Company named in the Summary Compensation Table, by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise indicated in the Table, each person has sole voting power and sole investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

                                      Amount and Nature
Name and Address of                     of Beneficial            Percent of
Beneficial Owner(1)                       Ownership               Class(2)
-------------------                   -----------------          ----------

Walter C. Bowen.................      3,174,700(3)                  68.5%
Eric W. Jacobsen................        120,000(4)                   2.6%
James W. Ekberg.................         96,000(4)                   2.6%
Steven L. Gish..................         44,000(4)                   1.0%
Peter J. Brix...................         27,000(5)                    *
Gary R. Maffei..................         17,000(5)                    *
Stephen A. Gregg................         21,600(6)                    *
Dana J. O'Brien.................       4,000(6)(7)                    *
Martha L. Robinson..............       4,000(6)(7)                    *
Marvin S. Hausman, MD...........      30,000(6)(8)                    *

Joseph A. Cohen
c/o The Garnet Group, Inc.
825 Third Avenue, 40th Floor
New York, New York 10022........        315,000(9)                   6.8%

Prudential Private Equity
Investors III, L. P.
717 Fifth Avenue, Suite 1100
New York, New York  10022.......      1,400,493(10)                 23.2%

LTC Healthcare, Inc.
300 Esplanade Drive, Suite 1860
Oxnard, California  93030.......        533,333(11)                 10.3%

All directors and executive officers
   as a group (11 persons) .....      3,377,800(3)                  70.6%

* Less than one percent.

(1) Unless otherwise indicated, the address of each person named is c/o Regent Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland, Oregon 97204.

(2) Assumes the exercise of solely that individual's options, or conversion of solely that party's underlying instruments, and issuance by the Company of the related number of shares of Common Stock.

(3) Includes 170,000 shares held of record by Mr. Bowen that may be purchased within sixty days by certain officers and one other individual pursuant to options granted by Mr. Bowen. Mr. Bowen has granted options to purchase a portion of his shares to the following officers: Messrs. Jacobsen (85,000 shares), Ekberg (50,000 shares), Gish (25,000 shares), and Gregory Roderick, Vice President, Operations (5,000 shares).

(4) Includes shares that may be acquired within 60 days pursuant to options granted by Mr. Bowen to purchase a portion of his shares and those shares that may be purchased pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(5) Includes 6,000 shares that may be acquired within 60 days pursuant to options automatically granted under the Company's 1995 Stock Incentive Plan in connection with election and service as a director, of the Company.

(6) Includes 4,000 shares that may be acquired within 60 days pursuant to options automatically granted under the Company's 1995 Stock Incentive Plan in connection with election and service as a director of the Company

(7) Does not include shares of Series A or Series B Preferred Stock owned by Prudential Private Equity Investors III, L.P. ("PPEI"), an investment fund managed by Cornerstone Equity Investors, L.L.C., the employer of Mr. O'Brien and Ms. Robinson.

(8) Includes 25,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(9) Represents figures based upon SEC Form 13D filed by Mr. Cohen with the Securities and Exchange Commission in which Mr. Cohen reported his individual and shared ownership of the Company's Common Stock as of November 21, 1997. Mr. Cohen has sole voting power over 248,500 shares of Common Stock and shares voting power over 66,500 shares of Common Stock.

(10) Represents the number of shares that may be acquired within 60 days pursuant to the holder's right to convert its Series A Preferred Stock into shares of Common Stock. PPEI also owns 382,882 shares of Series B Preferred stock, each share of which can be converted into one share of Series A Preferred Stock or into a total of 417,690 shares of Common Stock upon the occurrence of specified conversion events.

(11) This number comprises the 533,333 shares that may be acquired by LTC Healthcare, Inc. within sixty (60) days pursuant to its right to convert its currently outstanding subordinated convertible note into shares of the Company's Common Stock at a price of $7.50 per share. As set forth in SEC Form 13D dated as of March 26, 1998, and filed by LTC Healthcare, Inc. with the Securities and Exchange Commission, LTC Healthcare, Inc. and LTC Properties, Inc. share common management and LTC Properties, Inc. owns 99 percent of the non-voting Class B Common Stock of LTC Healthcare, Inc. Also as set forth in the Form 13D, LTC Properties, Inc. beneficially owns 69,000 shares (1.5 percent) of the issued and outstanding Regent Common Stock however LTC Healthcare, Inc. and LTC Properties, Inc. disclaim any beneficial ownership of the other company's securities in Regent.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission (the "Commission"). Executive officers, directors and greater than ten percent shareholders are also required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company and written representations from reporting persons, to the Company's knowledge all of the
Section 16(a) filing requirements applicable to such persons with respect to fiscal year 1997 were complied on a timely basis.


                                 OTHER BUSINESS

     Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

                             INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP audited the Company's financial statements for the year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they wish.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposals to be considered for inclusion in proxy material for the Company's next annual meeting in May 1999 must be received at the principal executive office of the Company no later than December 2, 1998.

     A copy of Regent's 1997 Annual Report on Form 10-KSB will be available to shareholders without charge upon request to: Investor Relations, Regent Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland, Oregon 97204.

                                       By order of the Board of Directors,


                                       DAVID R. GIBSON
                                       -----------------------------------------
                                       David R. Gibson
                                       Secretary

April 30, 1998

                          REGENT ASSISTED LIVING, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on June 2, 1998

          The undersigned hereby names Walter C. Bowen and Steven L. Gish, or either of them acting in the absence of the other, with full power of
P    substitution, my true and lawful attorneys and proxies for me in my place
R    and stead to attend the Annual Meeting of Shareholders of Regent Assisted
O    Living, Inc. to be held on June 2, 1998, at 10:30 p.m., and any
X    adjournments thereof, and to vote all of the shares held in the name of the
Y undersigned on April 22, 1998, with all the powers that the undersigned would possess if personally present.

                                                                     -----------
                                                                     SEE REVERSE
                                                                            SIDE
                                                                     -----------

                              FOLD AND DETACH HERE

X   Please mark your
    votes as in this
    example

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BELOW, BUT IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1.

--------------------------------------------------------------------------------
         The Board of Directors unanimously recommends a vote FOR each of the nominees listed below.
--------------------------------------------------------------------------------
                            FOR     WITHHELD

1. Election of Directors                       Nominees:
   (Check only one box)                        Class 2 -- Term Expiring in 2001
                                               --------------------------------
For all nominees (except                       Peter J. Brix, Stephen A. Gregg,
as shareholder may                             Martha L. Robinson
indicate below)

-----------------------

2. In their discretion, the Proxies are authorized to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.
--------------------------------------------------------------------------------

SIGNATURE(S) _________________________________________ DATE ____________________

NOTE: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                              FOLD AND DETACH HERE